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EXHIBIT 11


EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                     Three Months Ended
                                                                        September 30,
                                                                 --------------------------
                                                                    1998            1997
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SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                       4,816,278        4,826,457
                                                                 =========        =========


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                       4,816,278        4,826,457

Net effect of stock options based on the treasury stock
   method using the average market price during the period.        180,320                0
                                                                 ---------        ---------
     Total weighted average common and common equivalent
        shares outstanding                                       4,996,598        4,826,457
                                                                 =========        =========
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